Exhibit 10.1

AMENDMENT

TO THE

INVESTMENT MANAGEMENT TRUST AGREEMENT

This Amendment No. 1 (this “Amendment”), dated as of January 10, 2025, to the Investment Management Trust Agreement (as defined below) is made by and between Quetta Acquisition Corporation, a Delaware corporation (the “Company”) and Continental Stock Transfer & Trust Company, as trustee (“Trustee”). All terms used but not defined herein shall have the meanings assigned to them in the Trust Agreement (as defined below).

WHEREAS, the Company and the Trustee entered into an Investment Management Trust Agreement dated as of October 5, 2023 (as amended, the “Trust Agreement”);

WHEREAS, Section 1(i) of the Trust Agreement sets forth the terms that govern the liquidation of the Trust Account under the circumstances described therein; and

WHEREAS, at special meeting of the Company held on January 10, 2025, the Company’s shareholders approved a proposal to amend the Company’s amended and restated certificate of incorporation to provide that beginning on January 10, 2025 until October 10, 2026 (thirty six (36) months from the consummation of the Company’s initial public offering), the Company may elect to extend the date by which the Company has to consummate a business combination month-by-month each time for a total of up to twenty-one (21) times by depositing $60,000 for each such one-month extension into the Company’s Trust Account. Any applicable excise tax and dissolution expense shall be paid by the sponsor, Yocto Investments LLC, and not out from the Company’s Trust Account.

NOW THEREFORE, IT IS AGREED:

1. Section 1(i) of the Trust Agreement is hereby amended and restated in its entirety as follows:

“(i) Commence liquidation of the Trust Account only after and promptly after receipt of, and only in accordance with, the terms of a letter (“Termination Letter”), in a form substantially similar to that attached hereto as either Exhibit A or Exhibit B, signed on behalf of the Company by its President, Chief Executive Officer or Chairman of the Board and Secretary or Assistant Secretary and, in the case of a Termination Letter in a form substantially similar to that attached hereto as Exhibit A, acknowledged and agreed to by EF Hutton, and complete the liquidation of the Trust Account and distribute the Property in the Trust Account only as directed in the Termination Letter and the other documents referred to therein; provided, however, that in the event that a Termination Letter has not been received by the Trustee by the 9-month anniversary of the closing of the IPO (“Closing”) or, in the event that the Company extended the time to complete the Business Combination for up to thirty six (36) months from the closing of the IPO but has not completed the Business Combination within such period, the thirty six (36) anniversary of the Closing (as applicable, the “Last Date”), the Trust Account shall be liquidated in accordance with the procedures set forth in the Termination Letter attached as Exhibit B hereto and distributed to the Public Stockholders as of the Last Date.”

2. A newly inserted provision is hereby incorporated into Section 1 of the Trust Agreement as follows:

“(n) Beginning on January 10, 2025 until October 10, 2026 (thirty six (36) months from the consummation of the Company’s initial public offering), the Company may elect to extend the date by which the Company has to consummate a business combination month-by-month each time for a total of up to twenty-one (21) times by depositing $60,000 for each such one-month extension into the Company’s Trust Account. Any applicable excise tax and dissolution expense shall be paid by the sponsor, Yocto Investments LLC, and not out from the Company’s Trust Account. In the event that the Company fails to timely make a payment for any given month during the twenty-one (21) month period the Company elects to make an extension, the Company shall have a period of forty five (45) days to pay any applicable past due payment, which shall be calculated to be equal to the principal of the past due payment, plus any accrued but unpaid interest in the amount of three percent three percent (3%) (the “Cure Period”). If the Company fails to make any applicable past due payment during the Cure Period, then the Company shall immediately cease all operations, except for the purpose of winding up, and liquidate and dissolve with the same effect as if the Company failed to complete a business combination within thirty six (36) months from the consummation of the Company’s initial public offering.”

3. Amendments to Definitions. (i) Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Trust Agreement. The following defined term in the Trust Agreement shall be amended and restated in their entirety:

“Trust Agreement” shall mean that certain Investment Management Trust Agreement, dated October 5, 2023, by and between Quetta Acquisition Corporation and Continental Stock Transfer & Trust Company, as amended from time to time.”; and

(ii) The term “Property” shall be deemed to include any Extension amount paid to the Trust Account in accordance with the terms of the Amended and Restated Certificate of Incorporation and the Trust Agreement.

4. All other provisions of the Trust Agreement shall remain unaffected by the terms hereof.

5. This Amendment may be signed in any number of counterparts, each of which shall be an original and all of which shall be deemed to be one and the same instrument, with the same effect as if the signatures thereto and hereto were upon the same instrument. A facsimile signature or electronic signature shall be deemed to be an original signature for purposes of this Amendment.

6. This Amendment is intended to be in full compliance with the requirements for an Amendment to the Trust Agreement as required by Section 7(c) of the Trust Agreement, and every defect in fulfilling such requirements for an effective amendment to the Trust Agreement is hereby ratified, intentionally waived and relinquished by all parties hereto.

7. This Amendment shall be governed by and construed and enforced in accordance with the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction.

[signature page follows]

IN WITNESS WHEREOF, the parties have duly executed this Amendment to the Investment Management Trust Agreement as of the date first written above.

CONTINENTAL STOCK TRANSFER & TRUST COMPANY, as Trustee

By:	/s/ Francis Wolf
Name:	Francis Wolf
Title:	Vice President

QUETTA ACQUISITION CORPORATION

By:	/s/ Hui Chen
Name:	Hui Chen
Title:	Chief Executive Officer

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